UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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THRESHOLD

PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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THRESHOLD PHARMACEUTICALS, INC.

Notice of Annual Meeting of Stockholders

To Be Held May 25, 2006

The Annual Meeting of Stockholders of Threshold Pharmaceuticals, Inc., or the Company, will be held on May 25, 2006, at 12:00 p.m., local time, at the Company’s principal executive offices located at 1300 Seaport Boulevard, Redwood City, California 94063, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class II directors to hold office until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 31, 2006 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Dr. Harold E. Selick

Chief Executive Officer

Redwood City, California

April 17, 2006

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD OR VOTED.

THRESHOLD PHARMACEUTICALS, INC.

1300 Seaport Boulevard

Redwood City, California 94063

(650) 474-8200

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

Threshold Pharmaceuticals, Inc., a Delaware corporation, or the Company, is furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company, or the Board, for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on May 25, 2006, at 12:00 p.m., local time, at the Company’s principal executive offices located at 1300 Seaport Boulevard, Redwood City, California 94063 and at any adjournments or postponements thereof. These materials are being mailed to stockholders on or about April 17, 2006.

Only holders of the Company’s common stock as of the close of business on March 31, 2006, or the Record Date, are entitled to vote at the Annual Meeting. Stockholders who hold shares of the Company in “street name” may vote at the Annual Meeting only if they hold a valid proxy from their broker. As of the Record Date, there were 37,290,828 shares of common stock, par value $0.001 per share, outstanding. There are no statutory or contractual rights of appraisal or similar remedies available to stockholders in connection with any matter to be acted on at the Annual Meeting.

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of stockholders present at the meeting for purposes of determining whether a quorum is present.

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this proxy statement. Alternatively, stockholders may vote their shares on the Internet or by telephone by following the instructions on the proxy card. All proxy cards received by the Company which are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted for the nominees to the Board listed on the proxy card and in this proxy statement and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws, if a quorum exists at the meeting, (i) the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors and (ii) the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any other matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 1300 Seaport Boulevard, Redwood City, California 94063 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

The proxy card accompanying this proxy statement is solicited by the Board. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

BOARD OF DIRECTORS

The name, age and year in which the term expires of each member of the Board is set forth below:

Name	Age	Position	Term Expires on the Annual Meeting held in the Year
William A. Halter (3)	45	Director	2006
Wilfred E. Jaeger, M.D. (1)(2)	50	Director	2006
Bruce C. Cozadd (2)	42	Director	2007
Patrick G. Enright (1)(3)	43	Director	2007
George G.C. Parker, Ph.D. (2)	67	Director	2007
Michael F. Powell, Ph.D. (1) (3)	51	Director	2008
Harold E. Selick, Ph.D.	51	Chief Executive Officer and Director	2008

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and governance committee

The Company’s Amended and Restated Certificate of Incorporation divides the Board into three classes, with staggered three-year terms. The Class II directors, whose terms expire at the Annual Meeting, are Mr. William A. Halter and Dr. Wilfred E. Jaeger. The Class III directors, whose terms expire at the 2007 Annual Meeting, are Mr. Bruce C. Cozadd, Mr. Patrick G. Enright and Dr. George G.C. Parker. The Class I directors, whose terms expire at the 2008 Annual Meeting, are Dr. Michael F. Powell and Dr. Harold E. Selick. Only one class of directors is elected at each annual meeting. The directors in the other classes continue to serve for the remainder of such class’ three-year term. Mr. Halter and Dr. Jaeger, each a Class II director previously appointed by the Board, are nominees for re-election at the Annual Meeting. The nominating and governance committee recommended to the Board that Mr. Halter and Dr. Jaeger be nominated for election to this class, each for a three-year term ending on the date of the 2009 Annual Meeting or until a successor is duly elected or appointed. Each nominee has consented to serve an additional three-year term.

NOMINEES AND CONTINUING DIRECTORS

The following individuals have been nominated for election to the Board at the Annual Meeting:

William A. Halter has served as a member of the Board since October 2004. Mr. Halter was Acting Commissioner and Deputy Commissioner of the Social Security Administration from 1999 to 2001. From 1993 to 1999, Mr. Halter served as Senior Advisor of the Office of Management and Budget in the Executive Office of the President of the United States. Mr. Halter also served as Economist for the Joint Economic Committee of Congress and as Chief Economist for the U.S. Senate Committee on Finance. Prior to entering public service, he was an Associate at McKinsey and Company. Mr. Halter is a Trustee Emeritus of Stanford University where he chaired the Academic Policy Committee and serves on the Humanities and Sciences Council. Mr. Halter also serves on the board of directors of Akamai Technologies, Inc., Intermune, Inc., webMethods, Inc. and Xenogen, Inc. Mr. Halter received his B.A. from Stanford University and his M.Phil. in Economics from Oxford University where he was a Rhodes Scholar.

Wilfred E. Jaeger, M.D. has served as a member of the Board since 2001. He has been a Partner of Three Arch Partners, a venture capital firm, since 1993. Dr. Jaeger serves as a director of a number of private companies. Dr. Jaeger received his B.S. from the University of British Columbia, his M.D. from the University of British Columbia School of Medicine and his M.B.A. from Stanford University.

The following individuals will continue to serve on the Board after the Annual Meeting:

Bruce C. Cozadd has served as a member of the Board since December 2005. He has been the Executive Chairman of Jazz Pharmaceuticals, Inc. since its inception in 2003. Prior to co-founding Jazz Pharmaceuticals, Mr. Cozadd served in various executive management positions with ALZA Corporation from 1991 until its acquisition by Johnson & Johnson in 2001. At the time of the merger, Mr. Cozadd was serving as Executive Vice President and Chief Operating Officer of ALZA, with responsibility for research and development, manufacturing, and sales and marketing. Prior to joining ALZA, he was in the Corporate Finance Health Care group at Smith Barney, Harris Upham & Co. Inc. He serves on the boards of Cerus Corp., The Nueva School and Stanford Hospital and Clinics, and is also a member of the Stanford Molecular Imaging Advisory Board. He received his B.A. from Yale University and his M.B.A. from Stanford University.

Patrick G. Enright has served as a member of the Board since 2003. He is a Managing Director of Pequot Ventures, the direct venture investment arm of Pequot Capital Management, Inc., and has been a General Partner of Pequot’s venture capital and private equity funds since June 2002. From 1998 to 2001, Mr. Enright was a Managing Member of Diaz & Atschul Group, LLC, a principal investment group. From 1995 to 1998, he served in various executive positions at Valentis, Inc., including Senior Vice President, Corporate Development and Chief Financial Officer. From 1993 to 1994, he was Senior Vice President of Finance and Business Development for Boehringer Mannheim Therapeutics, a pharmaceutical company and a subsidiary of Corange Ltd. From 1989 to 1993, Mr. Enright was employed at PaineWebber Incorporated, an investment banking firm, where he became a Vice President in 1992. Mr. Enright is also currently a Director of Valentis, Inc. and a number of private companies. Mr. Enright received his B.S. from Stanford University and his M.B.A. from the Wharton School of Business at the University of Pennsylvania.

George G.C. Parker, Ph.D. has served as a member of the Board since October 2004. Dr. Parker is the Dean Witter Distinguished Professor of Finance and Management and previously Senior Associate Dean for Academic Affairs and Director of the MBA Program, Graduate School of Business, Stanford University. He

serves as a director of Continental Airlines, Inc., BGI Mutual Funds, Tejon Ranch Company and First Republic Bank. Dr. Parker received his B.A. from Haverford College and his M.B.A. and Ph.D. from Stanford University.

Michael F. Powell, Ph.D. has served as a member of the Board since 2001. He has been a Managing Director of Sofinnova Ventures, Inc., a venture capital firm, since 1997. Dr. Powell was Group Leader of Drug Delivery at Genentech, Inc. from 1990 to 1997. From 1987 to 1990, he was the Director of Product Development for Cytel Corporation, a biotechnology firm. He was recently an Adjunct Professor at the University of Kansas and an editorial board member of several pharmaceutical journals. Dr. Powell also serves on the board of directors of Corgentech Inc. and a number of private companies. He received his B.S. and Ph.D. from the University of Toronto and completed his post-doctorate work at the University of California.

Harold E. Selick, Ph.D. joined the Company as Chief Executive Officer in June 2002. Since June 2002, Dr. Selick has been a Venture Partner of Sofinnova Ventures, Inc., a venture capital firm. From January 1999 to April 2002, he was Chief Executive Officer of Camitro Corporation, a biotechnology company. From 1992 to 1999, he was at Affymax Research Institute, the drug discovery technology development center for Glaxo Wellcome plc, most recently as Vice President of Research. Prior to working at Affymax he held scientific positions at Protein Design Labs, Inc. and Anergen, Inc. As a staff scientist at Protein Design Labs, he co-invented the technology underlying the creation of fully humanized antibody therapeutics and applied that to PDL’s first product, Zenapax® (daclizumab), which was developed and commercialized by Roche for treating kidney transplant rejection. Dr. Selick received his B.S. and Ph.D. from the University of Pennsylvania and was a Damon Runyon-Walter Winchell Cancer Fund Fellow and an American Cancer Society Senior Fellow at the University of California, San Francisco.

There are no family relationships among any of the Company’s directors or executive officers.

DIRECTOR NOMINATION

Criteria for Board Membership. In selecting candidates for appointment or re-election to the Board, the nominating and governance committee, or the nominating committee, considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market, and that members of the Company’s audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees. The nominating committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Company’s Bylaws and under the caption, “Stockholder Proposals for 2007 Annual Meeting” below.

Process for Identifying and Evaluating Nominees. The nominating committee believes the Company is well-served by its current directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, or if the Board desires to increase its size, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board and, if the nominating committee deems appropriate, a third-party search firm. The nominating committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating committee. Candidates meriting serious consideration will meet with additional members of the Board. Based on this input, the nominating committee will evaluate whether the committee should recommend to the Board that this candidate be elected to fill a vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

The Company has never received a proposal from a stockholder to nominate a director. Although the nominating committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2006 Annual Meeting. Each of the nominees listed in this proxy statement are current directors standing for re-election. In 2005, the Company paid $41,172 to J.R. Phillip & Associates, Inc. to identify potential nominees for election to the Board.

DIRECTOR COMPENSATION

Each non-employee director receives an annual cash retainer of $30,000. In addition, the chair of the audit committee receives an annual cash retainer of $16,000 and the chairs of the nominating committee and the compensation committee each receive an annual retainer of $14,000. Each other member of the audit committee, the nominating committee and the compensation committee receives an annual cash retainer of $10,000. All of the Company’s directors are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

All non-employee directors receive automatic stock option grants under the Company’s 2004 Amended and Restated Equity Incentive Plan. In May 2005, each non-employee director who served for at least six months as of our 2005 Annual Meeting of Stockholders received an automatic grant of an option to purchase 15,000 shares of the Company’s common stock. Mr. Cozadd, upon becoming a director in December 2005, received an automatic grant of an option to purchase 30,000 shares of the Company’s common stock under the Company’s 2004 Amended and Restated Equity Incentive Plan. All employee directors who are not 5% owners of the Company’s common stock are also eligible to participate in the Company’s 2004 Employee Stock Purchase Plan. In 2005, Dr. Selick and Dr. Tidmarsh each purchased 2,500 shares of the Company’s common stock under the 2004 Employee Stock Purchase Plan.

BOARD MEETINGS AND COMMITTEES

The Board met six times during fiscal year 2005. The audit committee met eight times during fiscal year 2005 and the compensation committee and the nominating committee each met one time during fiscal year 2005. Each member of the Board attended 75% or more of the Board meetings, and each member of the Board who served on either the audit, compensation or nominating committee attended at least 75% of the committee meetings.

The Board has determined that the following directors are “independent” under the current rules of the Nasdaq Stock Market: Mr. Cozadd, Mr. Enright, Mr. Halter, Dr. Jaeger, Dr. Parker and Dr. Powell.

The Board has standing (i) audit, (ii) compensation and (iii) nominating and governance committees.

Audit Committee. The audit committee currently consists of Mr. Enright (chair), Dr. Jaeger and Dr. Powell. The Board has determined that all members of the audit committee are independent directors under the rules of the Nasdaq Stock Market and each of them is able to read and understand fundamental financial statements. The Board has determined that Mr. Enright qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

The purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. Although management has primary responsibility for the system of internal controls and the financial reporting process, the responsibilities of the audit committee include appointing and approving the compensation of the independent registered public accounting firm to conduct the annual audit of the Company’s accounts, reviewing and evaluating the scope and results of the independent audits, approving all professional services to be provided to the Company by its independent registered public accounting firm, meeting with management and the independent registered public accounting firm to discuss the Company’s financial statements and matters that may affect the Company’s financial statements, and approving all related party transactions.

Compensation Committee. The compensation committee currently consists of Dr. Jaeger (chair), Mr. Cozadd and Dr. Parker. The Board has determined that all members of the compensation committee are independent directors under the rules of the Nasdaq Stock Market. The compensation committee develops and reviews compensation policies and practices applicable to executive officers, reviews and recommends goals for the Company’s Chief Executive Officer and evaluates his performance in light of these goals, reviews and evaluates goals and objectives for other officers, oversees and evaluates the Company’s equity incentive plans and reviews and approves the creation or amendment of the Company’s equity incentive plans.

Nominating and Governance Committee. The nominating committee currently consists of Mr. Halter (chair), Mr. Enright and Dr. Powell, each of whom the Board has determined is an independent director under the rules of the Nasdaq Stock Market. The nominating committee’s responsibilities include recommending to the Board nominees for possible election to the Board. Nominees for the Annual Meeting were recommended to the Board for nomination by the nominating committee and the Board subsequently approved these nominees at a meeting of the Board on March 31, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Board or the compensation committee serves as a member of the Board or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or compensation committee.

CORPORATE GOVERNANCE

The Company maintains a corporate governance page on its website which includes key information about its corporate governance matters, including the Company’s Code of Ethics and charters for each of committees of the Board. If there were any amendment or waiver to the Company’s Code of Ethics, it would also be included on the corporate governance page. The corporate governance page can be found at www.thresholdpharm.com, by clicking first on “Investors,” then clicking on “Corporate Governance.”

The Company’s policies and practices reflect corporate governance initiatives that it believes are compliant with the listing requirements of the Nasdaq National Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of the Board members are independent of the Company under the rules of the Nasdaq Stock Market;

•	All members of the key Board committees—the audit committee, the compensation committee and the nominating committee—are independent under the rules of the Nasdaq Stock Market;

•	The independent members of the Board meet regularly outside the presence of management;

•	The Company has adopted a Code of Ethics that is monitored by management and that applies to all of its officers, directors and employees, including its principal executive officer and all members of its finance department, including its principal financial officer and its controller;

•	The charters of the Board committees establish their respective roles and responsibilities;

•	The Company’s audit committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, or auditing matters; and

•	The Company encourages all directors to attend annual meetings of stockholders. All directors attended the Company’s 2005 Annual Meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders or other interested parties may communicate with any director or committee of the Board by writing to them c/o Secretary, Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Redwood City, California 94063. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the audit committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the nominating committee.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Company’s common stock as of March 31, 2006 or earlier date for information based on filings with the Securities and Exchange Commission by (a) each person known to the Company to own more than 5% of the outstanding shares of the common stock, (b) each director and nominee for director of the Company, (c) the Company’s Chief Executive Officer and each other executive officer named in the compensation tables appearing later in this proxy statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the Securities and Exchange Commission or other information the Company believes to be reliable.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent Of Shares Beneficially Owned(2)
Stockholders owning more than 5%

Pequot Capital Management, Inc.(3) 500 Nyala Farm Road Westport, Connecticut 06880	2,331,148	6.3%

Entities affiliated with Sofinnova Ventures, Inc.(4) 140 Geary Street Tenth Floor San Francisco, California 94108	878,200	2.4%

Entities affiliated with Three Arch Partners(5) 3200 Alpine Road Portola Valley, California 94028	2,440,202	6.5%

Entities affiliated with Sutter Hill Ventures(6) 755 Page Mill Road, Suite A-200 Palo Alto, California 94304-1005	2,429,669	6.5%

Entities affiliated with FMR Corp.(7) 82 Devonshire Street Boston, Massachusetts 02109	2,535,156	6.8%

Entities affiliated with Federated Investors, Inc. (8) Federated Investors Tower Pittsburgh, Pennsylvania 15222-3779	2,019,400	5.4%

Entities affiliated with Balyasny Asset Management L.P.(9) 181 West Madison, Suite 3600 Chicago, Illinois 60602	2,881,138	7.7%

Directors and Executive Officers

Harold E. Selick, Ph.D.(10)	1,143,960	3.1%

Alan Colowick, M.D., M.P.H.(11)	168,207	* %

Michael S. Ostrach, J.D. (12)	4,166	* %

Janet I. Swearson(13)	359,324	1.0%

Bruce C. Cozadd (14)	4,166	* %

Patrick G. Enright(15)	2,346,396	6.3%

William A. Halter(16)	51,432	* %

Wilfred E. Jaeger, M.D.(17)	2,455,202	6.6%

George G.C. Parker, Ph.D.(18)	51,432	* %

Michael F. Powell, Ph.D.(19)	893,201	2.4%

George F. Tidmarsh, M.D., Ph.D. (20)	1,116,159	3.0%
All directors and executive officers as a group (10 persons)(21)	7,477,486	20.1%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Redwood City, California 94063.
(2)	Percentage ownership is based on 37,290,828 shares of the Company’s common stock outstanding as of March 31, 2006. Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 31, 2006. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.
(3)	Includes shares which may be deemed to be beneficially owned by Pequot Capital Management, Inc., the investment manager of Pequot Private Equity Fund III, L.P., the holder of record of 2,043,133 shares, and Pequot Offshore Private Equity Partners III, L.P., the holder of record of 288,015 shares. Pequot Capital Management, Inc. holds voting and investment power for all shares held by Pequot Private Equity Fund III, L.P., and Pequot Offshore Private Equity Partners III, L.P., or collectively, the Funds. Mr. Enright is a Managing Director of Pequot Capital Management, Inc. and a General Partner of each of the Funds. Mr. Enright, a member of the Board, may be deemed to beneficially own the securities held of record by the Funds. Mr. Enright disclaims beneficial ownership of the shares held by the Funds except to the extent of his pecuniary interest.
(4)	Includes 878,200 shares held of record by Sofinnova Venture Partners V, LP, Sofinnova Venture Affiliates V, LP and Sofinnova Venture Principals V, LP. The natural persons affiliated with Sofinnova Ventures, Inc. who have voting or investment power over the shares are Dr. Powell, a member of the Board and a Managing Member of Sofinnova Venture Partners, Alain L. Azan and James I. Healey. Dr. Powell disclaims beneficial ownership of the shares held by Sofinnova Venture Partners V, LP, Sofinnova Venture Affiliates V, LP and Sofinnova Venture Principals V, LP except to the extent of his pecuniary interest therein.
(5)	Includes 2,440,202 shares held of record by Three Arch Partners III, L.P. and Three Arch Associates III, L.P. Dr. Jaeger, who serves as a member of the Board, is a managing member of Three Arch Management III, L.L.C., or TAM III, which is the general partner for Three Arch Partners III, L.P. and Three Arch Associates III, L.P. TAM III may be deemed to have sole power to vote these shares, Mark A. Wan, a managing member of TAM III, may be deemed to have sole power to vote these shares, Dr. Jaeger, a managing member of TAM III, may be deemed to have sole power to vote these shares and Barclay Nicholson, a managing member of TAM III, may be deemed to have sole power to vote these shares. Dr. Jaeger disclaims beneficial ownership of shares held by Three Arch Partners III, L.P., Three Arch Associates III, L.P. and Three Arch Management III, L.L.C., except to the extent of his pecuniary interest therein.
(6)	Includes 23,762 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P., 60,170 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. and 2,345,737 shares held by Sutter Hill Ventures, a California limited partnership, over which a managing director of the general partner of the partnerships mentioned herein, shares voting and investment power with seven other managing directors of the general partner of the partnerships mentioned herein. The natural persons who have voting or investment power over the shares held of record by Sutter Hill Ventures are David L. Anderson, G. Leonard Baker, Jr., William H. Younger, Jr., Tench Coxe, Gregory P. Sands, James C. Gaither, Jeffrey W. Bird, David E. Sweet and James N. White.
(7)

Fidelity Management & Research Company, or Fidelity, is a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. Fidelity is deemed to be the beneficial owner of the 2,535,156 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 2,161,192 shares. Edward C. Johnson 3d, the Chairman of FMR Corp., and FMR Corp., through its control of Fidelity, each has sole investment power over the 2,535,156 shares owned by the Fidelity funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the

Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.
(8)	Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., or collectively, Investment Advisers, which act as investment advisers to registered investment companies and separate accounts that own the shares. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of the Federated Investors, Inc.’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees, or collectively, the Trustees. The Trustees have collective voting control that they exercise over the Parent. Federated Investors, Inc. has investment power over the shares. Each of Federated Investors, Inc., the Trust, and the Trustees has expressly disclaimed beneficial ownership of the shares.
(9)	Includes 131,121 shares beneficially owned by Atlas Master Fund, Ltd., or AMF. As a result of its equity ownership of AMF, each of Atlas Global, LLC, or AG, Atlas Global Investments, Ltd., or AGLI, and Atlas Global Investments II, Ltd., or AGLII, may be deemed to beneficially own the 131,121 shares beneficially owned by AMF. Also includes 877,027 shares beneficially owned by Visium Balanced Fund, LP, or VBF, 142,416 shares beneficially owned by Visium Long Bias Fund, LP, or VLBF, 714,833 shares beneficially owned by Visium Balanced Long Bias Fund, Ltd., or VBLBF, and 1,015,741 shares beneficially owned by Visium Balanced Offshore Fund, Ltd., or VBOF. As investment advisor to each of VBF, VLBF, VBLBF and VBOF, Visium Capital Management, LLC, or VCM, may be deemed to beneficially own the 2,750,017 shares beneficially owned by VBF, VLBF, VBLBF and VBOF. As investment advisor to each of AG, AGLI, AGLII and its role as sole managing member of AG, Balyasny Asset Management L.P., or BAM, may be deemed to beneficially own the 131,121 shares beneficially owned by AG, AGLI and AGLII. As investment subadvisor to each of VBF, VLBF, VBLBF and VBOF, BAM may be deemed to beneficially own the 2,750,017 shares beneficially owned by VBF, VLBF, VBLBF and VBOF. As the sole management member of the general partner of BAM, Mr. Dimitry Balyasny has voting or investment power over the 2,881,138 shares beneficially owned by BAM.
(10)	Includes 279,118 shares which the Company has the right to repurchase as of the date that is 60 days after March 31, 2006 and 12,500 shares subject to options which are exercisable within 60 days of March 31, 2006. Includes 4,411 shares acquired under the 2004 Employee Stock Purchase Plan.
(11)	Of the 151,800 shares owned by Dr. Colowick, 101,200 remain subject to a right of repurchase by the Company as of the date that is 60 days after March 31, 2006, which right of repurchase will lapse at a rate of 1/36th per month for month and 12,500 shares subject to options which are exerciseable within 60 days of March 31, 2006. Includes 3,907 shares acquired under the 2004 Employee Stock Purchase Plan.
(12)	Includes 4,166 shares subject to options which are exercisable within 60 days of March 31, 2006.
(13)	Includes 128,398 shares which the Company has the right to repurchase as of the date that is 60 days after March 31, 2006 and 6,250 shares subject to options which are exercisable within 60 days of March 31, 2006. Includes 4,086 shares acquired under the 2004 Employee Stock Purchase Plan.
(14)	Includes 4,166 shares subject to options which are exercisable within 60 days of March 31, 2006.
(15)	Includes shares which may be deemed to be beneficially owned by Pequot Capital Management, Inc., the investment manager of Pequot Private Equity Fund III, L.P., the holder of record of 2,043,133 shares, Pequot Offshore Private Equity Partners III, L.P., the holder of record of 288,015 shares, 248 shares held by Mr. Enright and 15,000 shares subject to options issued to Mr. Enright, which are exercisable within 60 days after March 31, 2006. Pequot Capital Management, Inc. holds voting and investment power for all shares held by Pequot Private Equity Fund III, L.P., and Pequot Offshore Private Equity Partners III, L.P., or collectively the Funds. Mr. Enright is a Managing Director of Pequot Capital Management, Inc. and a General Partner of each of the Funds. Mr. Enright, a member of the Board, may be deemed to beneficially own the securities held of record by the Funds. Mr. Enright disclaims beneficial ownership of the shares held by the Funds except to the extent of his pecuniary interest.
(16)

Of the 36,432 shares owned by Mr. Halter, the Company has the right to repurchase 11,470 shares as of 60 days from March 31, 2006, which repurchase right lapses at the rate of 675 shares per month. Also included are 15,000 shares subject to options issued to Mr. Halter, which are exerciseable within 60 days after March 31, 2006.
(17)	Includes 2,440,202 shares held of record by Three Arch Partners III, L.P. and Three Arch Associates III, L.P. Dr. Jaeger, who serves as a member of the Board, is a Managing Member of Three Arch Management III, L.L.C., or TAM III, which is the general partner for Three Arch Partners III, L.P. and Three Arch Associates III, L.P. TAM III may be deemed to have sole power to vote these shares, Mark A. Wan, a managing member of TAM III, may be deemed to have sole power to vote these shares, Dr. Jaeger, a managing member of TAM III, may be deemed to have sole power to vote these shares and Barclay Nicholson, a managing member of TAM III, may be deemed to have sole power to vote these shares. Dr. Jaeger disclaims beneficial ownership of shares held by Three Arch Partners III, L.P., Three Arch Associates III, L.P. and Three Arch Management III, L.L.C., except to the extent of his pecuniary interest therein. Also included are 15,000 shares subject to options issued to Dr. Jaeger, which are exerciseable within 60 days after March 31, 2006.
(18)	Of the 36,432 shares owned by Dr. Parker, the Company has the right to repurchase 11,470 shares as of 60 days from March 31, 2006, which repurchase right lapses at the rate of 675 shares per month. Also included are 15,000 shares subject to options issued to Dr. Parker, which are exerciseable within 60 days after March 31, 2006.
(19)	Includes 878,200 shares held of record by Sofinnova Venture Partners V, LP, Sofinnova Venture Affiliates V, LP and Sofinnova Venture Principals V, LP. The natural persons affiliated with Sofinnova Ventures, Inc. who has voting or investment power over the shares are Dr. Powell, a member of the Board and a Managing Member of Sofinnova Venture Partners, Alain L. Azan and James I. Healy. Dr. Powell disclaims beneficial ownership of the shares held by Sofinnova Venture Partners V, LP, Sofinnova Venture Affiliates V, LP and Sofinnova Venture Principals V, LP except to the extent of his pecuniary interest therein. Also included are 15,000 shares subject to options issued to Michael Powell, which are exerciseable within 60 days after March 31, 2006, and one share jointly owned by Michael F. Powell and Tana B. Powell.
(20)	Includes 146,108 shares which the Company has the right to repurchase as of the date that is 60 days after March 31, 2006, 2,500 shares acquired under the 2004 Employee Stock Purchase Plan and 121,440 shares subject to options that are exercisable within 60 days of March 31, 2006. Dr. Tidmarsh resigned as the Company’s President in August 2005 and resigned his position on the Board of Directors effective March 31, 2006.
(21)	Total number of shares includes common stock held by entities affiliated with directors and executive officers, See footnotes 10 through 19 above. Total number of shares does not include shares held by Dr. Tidmarsh, who resigned as the Company’s President in August 2005 and resigned his position on the Board of Directors effective March 31, 2006.

CERTAIN TRANSACTIONS

Participation in the Company’s Public Offerings

Certain of the Company’s existing stockholders, including entities affiliated with Morganthaler Management Partners VII, LLC, Pequot Capital Management, Inc., ProQuest Investments, Sofinnova Ventures, Inc., Three Arch Partners and Sutter Hill Ventures purchased a total of 1,500,003 shares of the Company’s common stock in the Company’s initial public offering of shares of its common stock on February 3, 2005. At an offering price of $7.00 per share, these stockholders purchased $10.5 million of the Company’s common stock in the initial public offering.

Certain of the Company’s existing stockholders, including entities affiliated with Morganthaler Management Partners VII, LLC, Pequot Capital Management, Inc. and ProQuest Investments, sold a total of 149,222 shares of the Company’s common stock at an offering price of $10.46 per share in connection with the Company’s public offering of a total of 6,399,222 shares of the Company’s common stock completed in October 2005.

Other Related Party Transactions and Business Relationships

Dr. Harold E. Selick, the Company’s Chief Executive Officer, has served as a venture partner of Sofinnova Ventures, Inc., a holder of more than 5% of the Company’s common stock, since June 2002. In 2003 and 2004, Dr. Selick received $152,083 and $84,000, respectively, in compensation from Sofinnova Ventures, Inc. Dr. Selick did not receive any compensation from Sofinnova Ventures, Inc. in 2005. Dr. Selick has a carried interest in a company in which Sofinnova Ventures, Inc. is an investor.

In November 2004, the Company entered into a Development Agreement with MediBIC Co. Ltd. The Chief Operating Officer and a director of Anexus Pharmaceuticals, Inc., a subsidiary of MediBIC, is the wife of Dr. Harold E. Selick, the Company’s Chief Executive Officer.

The Company’s Senior Director of Investor Relations, Denise Powell, an employee of the Company, is the sister of Dr. Michael F. Powell, a member of the Board and a member of the audit committee and the nominating committee. Ms. Powell’s annual salary is $150,000. In addition, in January 2005, Ms. Powell was granted an option to purchase 45,540 shares of the Company’s common stock and in March 2006 she received additional options to purchase 50,000 shares. The January 2005 options vested twenty-five percent on January 13, 2006, and the remaining shares vest monthly over the subsequent three years. The March 2006 options vest monthly over four years beginning January 1, 2006. In February 2005, Ms. Powell received a bonus of $24,000 and in February 2006 she received a bonus of $12,000. Prior to becoming an employee of the Company in January 2005, Ms. Powell was an independent investor relations consultant. From 1992 to 1998, Ms. Powell held a variety of positions at Amgen, including Associate Director of Investor Relations from 1995 to 1998.

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Company will indemnify each of the Company’s directors and officers to the fullest extent permitted by Delaware law. Further, the Company has entered into separate indemnification agreements with each of the Company’s directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, and the rules promulgated by the Securities and Exchange Commission, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the Securities and Exchange Commission. To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from such persons that no other reports were required, the Company believes that, with the exception of one late Form 4 filing in connection with a director’s stock purchase during the fiscal year ended December 31, 2005, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity securities complied with all applicable filing requirements.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

The following table sets forth, as of March 31, 2006, information about the Company’s executive officers.

Name	Age	Position(s)
Executive Officers
Harold E. Selick, Ph.D.	51	Chief Executive Officer and Director
Alan B. Colowick, M.D., M.P.H.	43	Chief Medical Officer
Michael S. Ostrach, J.D.	54	Chief Operating Officer and General Counsel
Janet I. Swearson	58	Chief Financial Officer, Vice President Finance and Operations

Biographical information for Dr. Selick is included above under the heading “Nominees and Continuing Directors.”

Alan B. Colowick, M.D., M.P.H. has served as the Company’s Chief Medical Officer since January 2005. From 1999 to 2005, Dr. Colowick held a variety of positions with Amgen Inc. , most recently as Vice President of European Medical Affairs where he managed a regional, cross-functional medical affairs organization with responsibilities for all of Amgen’s Therapeutic areas. Prior to that, Dr. Colowick worked as senior director of Medical Affairs, leading the team through a Biologics License Application/Marketing Authorization Application, or BLA/MAA, and approval for Aranesp® in the United States, European Union and Australia. He also had served as Amgen’s director of product development and product development team leader in addition to overseeing the international clinical studies management. Dr. Colowick received his M.D. from the Stanford University School of Medicine and his M.P.H. from the Harvard School of Public Health. He completed sub-specialty training in hematology and oncology at Brigham and Women’s Hospital and the Dana Farber Cancer Institute.

Michael S. Ostrach, J.D. has served as the Company’s Chief Operating Officer and General Counsel since September 2005. From 1997 to August 2004, Mr. Ostrach held several management positions, including President and Chief Operating Officer of Kosan Biosciences Inc., or Kosan, a publicly held biotechnology company. Prior to joining Kosan, Mr. Ostrach worked with a number of biotechnology companies, including serving as Executive Vice President and Chief Operating Officer of Neurobiological Technologies, Inc., from 1994 to 1996 and serving as Senior Vice President of Cetus Corporation from 1981 to 1991. Mr. Ostrach received a B.A. from Brown University and a J.D. from Stanford University Law School.

Janet I. Swearson has served as the Company’s Chief Financial Officer and Vice President, Finance and Operations since September 2002. From 1999 to 2001, Ms. Swearson was Chief Financial Officer and Vice President, Finance and Operations of Camitro Corporation, a biotechnology company. From 1997 to 1999, she was Chief Financial Officer and Vice President, Finance and Administration of IntraBiotics Pharmaceuticals, Inc., a biotechnology company. From 1991 to 1997, Ms. Swearson served in a variety of positions at Affymax Research Institute, including Vice President, Finance and Operations, Senior Director, Director and Controller. Ms. Swearson’s experience includes involvement in the sale of three companies (Camitro Corporation, Affymax, Inc. and Monoclonal Antibodies), two spin-outs (Affymetrix, Inc. and Maxygen, Inc.), an IPO (Affymax), several venture capital financings, a convertible debt offering and an international bank sponsored mezzanine round. She received her B.A. from the University of Minnesota, Duluth and her M.B.A. from Santa Clara University.

EXECUTIVE COMPENSATION

The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by the Chief Executive Officer, or the CEO, and the Company’s next four most highly compensated executive officers for fiscal years ended December 31, 2005, 2004 and 2003 (whose salary and bonus for the fiscal year 2005 exceeded $100,000). Collectively, together with the CEO, these are the “named executive officers”.

Summary Compensation Table

Name And Principal Position(s)	Year	Annual Compensation			Long Term Compensation	All Other Compensation
		Salary($)	Bonus($)		Securities Underlying Options
Harold E. Selick, Ph.D.(1) Chief Executive Officer	2005 2004 2003	$400,000 295,833 169,007	$120,000 374,614 —		— 576,841 464,252	$	— — —
Alan B. Colowick, M.D., M.P.H.(2) Chief Medical Officer	2005 2004 2003	288,750 — —	370,000 — —	(3)	151,800 — —		110,516 — —	(4)
Michael S. Ostrach, J.D.(5) Chief Operating Officer and General Counsel	2005 2004 2003	92,046 — —	27,600 — —		250,000 — —
Janet I. Swearson(6) Chief Financial Officer	2005 2004 2003	245,000 217,083 238,500	98,500 141,375 —		— 245,916 97,152
George F. Tidmarsh, M.D., Ph.D.(7) Former President	2005 2004 2003	300,000 245,833 200,000	— 311,250 —		— 440,221 —		47,113	(8)

(1)	Dr. Selick initially served as the Company’s part-time Acting Chief Executive Officer, in which capacity he earned $2,340 in 2003. On May 1, 2003, Dr. Selick converted his position to full-time Chief Executive Officer, earning $166,667 on an annualized salary of $250,000.
(2)	Dr. Colowick was appointed as the Company’s Chief Medical Officer in January 2005.
(3)	Does not include a bonus of $100,000 that was paid to Dr. Colowick on January 15, 2006 upon the first anniversary of Dr. Colowick’s employment date.
(4)	Represents amounts paid to Dr. Colowick and third parties as reimbursement for Dr. Colowick’s relocation expenses in connection with joining the Company.
(5)	Mr. Ostrach was appointed as the Company’s Chief Operating Officer and General Counsel in September 2005.
(6)	Ms. Swearson initially served as a consultant to the Company, in which capacity she earned $99,750 in 2003. She commenced her full-time employment as the Company’s Chief Financial Officer in April 2003, earning $138,750 on an annualized salary of $185,000.
(7)	In August 2005, Dr. Tidmarsh resigned as the Company’s President. Dr. Tidmarsh continued to receive his base salary through December 31, 2005. Dr. Tidmarsh remains a consultant to the Company and serves as Chairman of the Company’s Clinical Advisory Board. Pursuant to the terms of a Consulting and Amendment to Stock Vesting Agreement entered into between Dr. Tidmarsh and the Company in August 2005, the Company’s right to repurchase up to 182,413 shares of the Company’s common stock held by Dr. Tidmarsh and up to 83,490 shares of the Company’s common stock that may be issued to Dr. Tidmarsh upon his exercise of an option to purchase shares of the Company’s common stock terminated on December 31, 2005.
(8)

Represents $40,776 paid to Dr. Tidmarsh upon his resignation as President of the Company in August 2005 for accrued vacation time and $6,337 paid by the Company in connection with the continuation of Dr. Tidmarsh’s medical benefits through December 31, 2005.

Option Grants In the Year Ended December 31, 2005

The following table sets forth each grant of stock options during the fiscal year ended December 31, 2005 to each of the named executive officers. All options were granted under the Company’s 2004 Equity Incentive Plan at an exercise price equal to the fair market value of the Company’s common stock, as determined by the Board, on the date of grant. The percentage of options granted is based on an aggregate of options to purchase a total of 747,007 shares of common stock granted by the Company during the fiscal year ended December 31, 2005 to the Company’s employees. The potential realizable value set forth in the last column of the table is calculated based on the term of the option at the time of grant, which is 10 years. This value is based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date of grant until their expiration date, assuming a fair market value equal to $14.45, the reported closing price of the Company’s common stock on the Nasdaq National Market as of December 30, 2005, minus the applicable exercise price per share. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock on the date on which the options are exercised.

	Number of Shares Underlying Options Granted		Percentage of Total Options Granted to Employees*	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Named Executive Officers						5%	10%
Harold E. Selick, Ph.D.	—		—	$—	—	$—	$—
Alan B. Colowick, M.D., M.P.H.	151,800	(1)	20.3%	0.53	1/10/2015	3,441,946	5,480,723
Michael S. Ostrach, J.D.	250,000	(1)	33.5%	12.45	9/13/2015	814,447	1,296,871
Janet I. Swearson	—		—	—	—	—	—
George F. Tidmarsh, M.D., Ph.D.	—		—	—	—	—	—

*	The percentage of options is based upon an aggregate of 747,007 options granted during fiscal year 2005 to employees, including the named executive officers.
(1)	Stock options vest 25% as of the one-year anniversary of the employment date with the remaining shares vesting in equal monthly installments over the following 36 months.

Aggregated Option Exercises and Option Values Table

The following table sets forth information for each of the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the value of unexercisable in-the-money options, as of December 31, 2005.

Named executive officers	Number of Shares Acquired	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005
			Exercisable(2)	Unexercisable	Exercisable	Unexercisable
Harold E. Selick, Ph.D.	1,127,049	$16,015,057	$—	$—	$—	$—
Alan B. Colowick, M.D., M.P.H.	151,800	2,113,056	—	—	—	—
Michael S. Ostrach, J.D.	250,000	500,000	—	250,000	—	500,000
Janet I. Swearson	348,988	4,952,610	—	—	—	—
George F. Tidmarsh, M.D., Ph.D.	854,635	12,180,856	121,440	—	1,690,445	—

(1)	These values have been calculated based on the fair market value of the underlying securities at December 30, 2005 of $14.45 per share, reported as the closing price on such date by the Nasdaq National Market, less the applicable exercise price per share, multiplied by the underlying shares, without taking into account any taxes that may be payable in connection with the transaction.
(2)

The outstanding option may be exercised at any time, whether vested or unvested. Upon the exercise of an unvested option or the unvested portion of an option, the holder will receive shares of restricted stock that are subject to the Company’s repurchase right at the original purchase price of the shares, which repurchase right lapses in accordance with the vesting schedule previously applicable to the option.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to the shares of the Company’s common stock that may be issued under all of the Company’s existing equity compensation plans including the 2001 Equity Incentive Plan, the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders
2001 Equity Incentive Plan	238,107	$0.47	0	(1)
2004 Equity Incentive Plan	688,250	10.99	1,835,066	(2)
2004 Employee Stock Purchase Plan	—	—	694,691	(3)

Total	926,357	$8.29	2,529,757

(1)	Upon the completion of the Company’s initial public offering in February 2005, all remaining shares of the Company’s common stock available for issuance pursuant to the 2001 Equity Incentive Plan were transferred and made available for issuance under the 2004 Equity Incentive Plan.
(2)	The 2004 Equity Incentive Plan contains an “evergreen” provision that automatically increases the number of shares issuable under the plan on the first business day of each fiscal year by the lesser of (i) 1,214,402 shares of common stock, (ii) 5% of the outstanding shares of capital stock on such date or (iii) an amount determined by the Board.
(3)	The 2004 Employee Stock Purchase Plan contains an “evergreen” provision that automatically increases the number of shares issuable under the plan on the first business day of each fiscal year by the lesser of (i) 500,000 shares of common stock, (ii) 1% of the number of shares of all classes of common stock outstanding on that date or (iii) a lesser number determined by the compensation committee.

Indemnification Agreements

The Company has entered into indemnification agreements with its directors and executive officers. Such agreements require the Company, among other things, to indemnify its officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

Change of Control Arrangements

In December 2004, the Company entered into change of control severance agreements with Dr. Selick and Ms. Swearson, and in January 2005, the Company entered into a similar agreement with Dr. Colowick. Each of these agreements provides that if such person’s employment is terminated by the Company without cause or is involuntarily terminated, then such person will be entitled to a severance payment consisting of 12 months base salary as in effect as of the date of termination. If such person’s employment is terminated without cause or involuntarily terminated within 18 months following a change of control, then such person will be entitled to the following severance benefits: 12 months base salary and any applicable allowances in effect as of the date of termination or, if greater, as in effect in the year in which the change of control occurs, immediate acceleration and vesting of all stock options granted prior to the change of control, the termination of the Company’s right to repurchase shares of restricted stock purchased prior to the change of control, extension of the exercise period for stock options granted prior to the change of control to two years following the date of termination and up to 12 months of health benefits.

In September 2005, the Company entered into a change of control severance agreement with Mr. Ostrach that provides that if Mr. Ostrach’s employment with the Company is involuntarily terminated within 18 months following a change of control, then Mr. Ostrach will be entitled to the following severance benefits: 12 months base salary and any applicable allowances in effect as of the date of termination or, if greater, as in effect in the year in which the change of control occurs, immediate acceleration and vesting of all stock options granted prior to the change of control, the termination of the Company’s right to repurchase shares of restricted stock purchased prior to the change of control, extension of the exercise period for stock options granted prior to the change of control to two years following the date of termination and up to 12 months of health benefits.

Consulting Agreement and Amendment to Stock Vesting Agreement

On August 18, 2005, the Company entered into a Consulting Agreement and Amendment to Stock Vesting Agreement, or Consulting Agreement, with Dr. Tidmarsh. Pursuant to the terms of the Consulting Agreement, Dr. Tidmarsh resigned as President of the Company and became a consultant to the Company and was appointed as Chairman of the Company’s Clinical Advisory Board. Dr. Tidmarsh resigned his position on the Board of Directors effective March 31, 2006.

Pursuant to the terms of the Consulting Agreement, Dr. Tidmarsh received his regular base salary until December 31, 2005 and continued to receive the Company’s standard medical and dental insurance benefits through August 31, 2005. The Company reimbursed Dr. Tidmarsh for the continuation of medical and dental coverage under COBRA through December 31, 2005. As of January 1, 2006, Dr. Tidmarsh receives a monthly fee of $2,500 per month for consulting services provided to the Company and for his service as Chairman of the Company’s Clinical Advisory Board and, until his resignation from the Board of Directors on March 31, 2006, also received compensation as a nonemployee member of the Board of Directors. In addition, pursuant to the Consulting Agreement, the terms of the Stock Vesting Agreement dated December 23, 2004 between the Company and Dr. Tidmarsh were amended to provide that if Dr. Tidmarsh remained a consultant to the Company or Chairman of the Company’s Clinical Advisory Board until December 31, 2005 or, if prior to December 31, 2005, Dr. Tidmarsh’s service as consultant to the Company and his service as Chairman of the Company’s Clinical Advisory Board was terminated without cause, then effective on the earlier of December 31, 2005 or the date on which Dr. Tidmarsh’s service as a consultant to the Company and his service as Chairman of the Company’s Clinical Advisory Board was terminated without cause, the Company’s right to repurchase up to 182,413 shares of the Company’s common stock held by Dr. Tidmarsh and up to 83,490 shares of the Company’s common stock that may be issued to Dr. Tidmarsh upon his exercise of an option to purchase shares of the Company’s common stock would terminate. As a result of Dr. Tidmarsh’s continued service as a consultant to the Company and continued service to the Company as Chairman of the Company’s Clinical Advisory Board through December 31, 2005, these rights were terminated.

The Consulting Agreement also provides that after December 31, 2005, as long as Dr. Tidmarsh remains Chairman of the Company’s Clinical Advisory Board, 179,314 additional shares of the Company’s common stock held by Dr. Tidmarsh will continue to vest in accordance with their current vesting schedule. However, if Dr. Tidmarsh’s service as a consultant to the Company and his service as Chairman of the Company’s Clinical Advisory Board are terminated without cause after December 31, 2005, the Company’s right to repurchase all such shares will terminate on the date of such termination without cause.

REPORT OF THE COMPENSATION COMMITTEE

Under the guidance of a written charter adopted by the Board (which charter is available on the Company’s website), the purpose of the compensation committee is to develop and review compensation policies and practices applicable to executive officers, review and recommend goals for the Company’s Chief Executive Officer and evaluate his performance in light of these goals, review and evaluate goals and objectives for other officers, oversee and evaluate the Company’s equity incentive plans and review and approve the creation or amendment of such plans. We believe that the composition of the Company’s compensation committee meets the requirements for independence under, and the functioning of the Company’s compensation committee complies with, any applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and the rules and regulations of the Securities and Exchange Commission.

Compensation Philosophy

The compensation committee designs the Company’s executive compensation with the following overall objectives:

•	attract, retain and motivate key executive talent;

•	encourage high performance;

•	promote employee accountability; and

•	align employee incentives with the interests of stockholders.

Executive compensation comprises four components:

•	base salaries competitive with comparable development-stage biopharmaceutical companies, including companies with which the Company competes for similar talented executives;

•	annual variable compensation or bonuses which are designed to encourage executives to focus on the achievement of specific short-term corporate goals as well as longer-term strategic objectives and reward them for their impact on such achievement; and

•	long-term equity based incentives in the form of stock options, to align the interests of management and stockholders and reward management for performance which benefits our stockholders.

The Company strives to provide a total compensation package to senior management that is competitive in the marketplace, recognizes individual performance and provides opportunities to earn rewards based on achievement of short-term and long-term individual and corporate objectives.

In the biopharmaceutical industry, many traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Because of the Company’s current stage of development, we have not used profitability or market value of our stock as a significant factor in review of executives’ performance and setting compensation. As such, we evaluate other indications of performance, such as progress of the Company’s research and development programs and corporate development activities, the Company’s success in recruiting and retaining highly qualified personnel and the Company’s success in securing capital sufficient to enable it to continue research and development activities. These considerations necessarily involve an assessment by the compensation committee of individual and corporate performance. In addition, total compensation paid by the Company to its executive officers is designed to be competitive with compensation packages paid to the management of similarly situated companies in the biopharmaceutical industry. Toward that end, the compensation committee may review both independent survey data, as well as data gathered internally.

This report is submitted by the compensation committee and addresses the compensation policies for 2005 as such policies affected Dr. Selick, in his capacity as Chief Executive Officer of the Company, and the other executive officers of the Company.

Base Salary

Base salary ranges are reviewed annually and adjustments are made at the beginning of the fiscal year to reflect changes in position responsibilities or market conditions. When establishing or reviewing compensation levels for each executive officer, the compensation committee considers numerous factors, including the qualifications of the executive, his or her level of relevant experience, specific operating roles and duties and strategic goals for which the executive has responsibility.

The compensation committee reviews independent compensation surveys, surveys of proxy statement data and informal studies presented to the compensation committee, and compares salary levels of its executive officers with those of leading comparable companies in order to determine the competitiveness of the pay structure for its executive officers annually. In setting the annual base salaries for the Company’s executive officers the compensation committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with similarly situated companies, including development stage public biopharmaceutical companies and competitors of the Company. The compensation committee strives to provide its executive officers with cash compensation competitive with the total annual cash compensation paid by comparable companies.

In setting annual base salaries, the compensation committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for peer executives both inside and outside the Company. Adjustments to each individual’s base salary are made in connection with annual performance reviews. The level of salaries paid to the Company’s executive officers takes into account an evaluation of the individual performance and contribution of each executive to the Company’s performance for the year. Particular emphasis is placed on the individual officer’s level of responsibility for and role in meeting the Company’s research and development, clinical development, corporate development and strategic, technological and financial objectives.

Variable Compensation (Discretionary Bonuses)

Cash bonuses are awarded on a discretionary basis, usually following the Company’s fiscal year-end, and are based on the achievement of corporate and individual goals set by the Board and the Company’s Chief Executive Officer at the beginning of the year, as well as the financial condition of the Company. The compensation committee recommends to the Board the amount of the bonus, with advice from the Company’s management. The compensation committee makes its recommendations based upon an assessment of the individual’s contributions and accomplishments achieved during the past year. The compensation committee also considers general business and economic factors relating to the Company in recommending the size of the bonus pool and adjusts bonuses based on those factors as well. Each executive officer may have a target bonus opportunity set by the compensation committee for a given year and then reviewed based on that year’s performance and recommended to the Board for approval. The compensation committee typically sets target bonus opportunities for the executive officers, calculated as a percentage of base salary.

Stock Options

The Company has used the grant of options under its 2004 Equity Incentive Plan to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to make each executive’s total compensation opportunity competitive. Options encourage executives to remain in the long-term employ of the Company because the right to purchase shares of common stock underlying options generally vest over a period of four years and, if exercised prior to vesting, are subject to a right of repurchase by the Company at the original exercise price, which lapses over a period of several years. In determining the amount of an option to be granted to an executive officer, the compensation committee takes into account an officer’s position and level of responsibility within the Company, the officer’s existing stock and option holdings, and the potential reward to the officer if the stock price appreciates in the public market. Stock option awards are intended to align the interests of executives with the interests of the stockholders in our long-term performance. The compensation committee developed guidelines for executive stock option awards, in consultation with our management. The guidelines are based upon:

•	analysis of long-term incentive awards based on each individual executive’s position;

•	responsibilities, performance and contribution to the achievement of our long-term goals; and

•	competitive stock option data from similarly situated biotechnology companies.

In addition, the compensation committee reviews the equity position of all executive officers on an annual basis and awards stock options to executive officers periodically.

Executive Officer Compensation and Chief Executive Officer’s Compensation

In setting certain elements of compensation payable for fiscal year 2005 and planning the compensation payable for fiscal year 2005 to the Company’s Chief Executive Officer, Dr. Selick, and to the other executive officers, the compensation committee reviewed the importance of each executive officer’s individual achievements in meeting the Company’s goals and objectives set for the prior fiscal year as well as the overall achievement of the goals by the entire company. These goals included the progressive development of the Company’s research and clinical development programs, establishment of strategic alliances and collaborative partnerships and the acquisition of additional funding for our operations. Specifically, the compensation committee concluded that the Company successfully achieved many of its objectives through:

•	initiation of two clinical trials of TH-070 for the treatment of symptomatic benign prostatic hyperplasia including a Phase 2 in the United States and a Phase 3 in Europe;

•	completion of the Phase 1 portion of a Phase 1/2 dose-escalation study of glufosfamide in combination with gemcitabine for the treatment of advanced solid tumors and pancreatic cancer;

•	completion of the Company’s initial public offering of common stock resulting in net proceeds to the Company of approximately $38 million in February 2005;

•	completion of the Company’s follow-on public offering of common stock resulting in net proceeds to the Company of approximately $62 million in October 2005; and

•	recruitment of a Chief Medical Officer and a Chief Operating Officer and General Counsel.

The determination by the compensation committee of the Chief Executive Officer’s remuneration is based upon methods consistent with those used for other executive officers. The compensation committee considers certain quantitative factors, including the Company’s financial, strategic, and operating performance for the year as well as certain qualitative criteria including leadership qualities and management skills, as exhibited by innovations, time and effort devoted to the Company and other general considerations in determining appropriate compensation of the Chief Executive Officer.

In 2005, the compensation committee approved the increase of Dr. Selick’s annualized salary to $400,000 from $300,000 in 2004. Dr. Selick is eligible to participate in the same executive compensation plans available to our other executive officers. In March of 2005, the compensation committee recommended Dr. Selick be granted a bonus of $100,000 as part of a Company wide bonus program for services performed in 2004.

In determining Dr. Selick’s 2005 compensation, including whether to grant stock options to Dr. Selick, the compensation committee considered Dr. Selick’s overall compensation package as compared with other chief executive officers in our industry and past option grants, as well as the effectiveness of Dr. Selick’s leadership of the Company and the resulting success of the Company in the attainment of its goals. In this regard, the compensation committee determined that Dr. Selick’s 2004 base salary was no longer competitive with the salaries of other similarly situated public company chief executive officers.

The compensation committee believes that the continued commitment and leadership of our executive officers through fiscal year 2005 were and continue to be important factors in the achievements of the Company.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. The compensation committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the compensation committee believes that stock option grants to date meet the requirement that such grants be “performance-based” and are, therefore, exempt from the limitations on deductibility. The compensation committee will continue to monitor the compensation levels potentially payable under the Company’s cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company’s compensation philosophy and its best interests. It is the current policy of the compensation committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with the best interests of our company and our stockholders.

COMPENSATION COMMITTEE

Dr. Wilfred E. Jaeger (chair)

Mr. Bruce C. Cozadd

Dr. George G. C. Parker

The compensation committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act 0f 1934, and shall not otherwise be deemed filed under these acts.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board (which charter is available on the Company’s website and a copy of which is attached as Appendix A to this proxy statement), the purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the audit committee include appointing and providing for the compensation of the independent registered public accounting firm. Each member of the audit committee meets the independence requirements of the Nasdaq National Market.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the audit committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2005 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•	reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the non-audit services performed by PricewaterhouseCoopers LLP are compatible with maintaining their independence; and

•	based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mr. Patrick G. Enright (chair)

Dr. Wilfred E. Jaeger

Dr. Michael F. Powell

The audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act 0f 1934, and shall not otherwise be deemed filed under these acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Auditor’s Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2005 and 2004.

	2005	2004
Audit Fees(1)	$487,265	$570,350
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All other Fees(4)	2,474	—

Total	$489,739	$570,350

The audit committee has delegated to the chair of the audit committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent registered public accounting firm and associated fees, provided that the chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee at its next regular meeting.

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of the Company’s quarterly financial statement and audit services provided in connection with other statutory or regulatory filings, including those associated with the Company’s initial public offering in February 2005 and the Company’s follow-on offering in October 2005.
(2)	Audit-related fees consist primarily of accounting consultations, employee benefit plan audits and other attestation services.
(3)	For fiscal years 2005 and 2004, respectively, no fees were paid to PricewaterhouseCoopers LLP for tax advice or tax return preparation services.
(4)	All other fees consisted of a subscription fee for an online accounting research tool.

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for the Company’s stock since February 4, 2005 (the date on which the Company’s stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) the Nasdaq Stock Market (U.S.) Index and (ii) the Nasdaq Biotechnology Index. The graph assumes that $100 was invested on February 4, 2005, the date on which the Company completed the initial public offering of its common stock, in the common stock of the Company and in each of the comparative indexes. The graph further assumes that such amount was initially invested in the common stock of the Company at a per share price of $7.00, the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

	February 4, 2005	December 30, 2005
Threshold Pharmaceuticals, Inc.	100.00	206.43
Nasdaq Stock Market (U.S.)	100.00	106.54
Nasdaq Biotechnology Index	100.00	105.69

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in a household. A stockholder may request the Company deliver a separate copy of either document by writing to the Secretary, Threshold Pharmaceuticals, Inc., 1300 Seaport Boulevard, Redwood City, California 94063 or by phoning the Company at (650) 474-8200 and asking for Investor Relations. In the event a stockholder wants to receive separate copies of the annual report and proxy statement in the future, or a stockholder that received multiple copies would like to receive only one copy for such stockholder’s household, such stockholder should contact their bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of two Class II directors to serve for a three-year term until the annual meeting of stockholders in 2009 and until their successors are elected and qualified. The Board has unanimously nominated Mr. William A. Halter and Dr. Wilfred E. Jaeger upon the recommendation of the nominating committee, for election to the Board as Class II directors. The nominees have indicated that they are willing and able to serve as directors. If either Mr. Halter or Dr. Jaeger becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than two nominees at the Annual Meeting. The Class II Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board recommends a vote “FOR” the election of Mr. William A. Halter and Dr. Wilfred E. Jaeger as Class II directors.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Mr. William A. Halter and Dr. Wilfred E. Jaeger.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

The Company’s Bylaws provide that advance notice of a stockholder’s proposal must be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company no earlier than November 18, 2006, or 150 days prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting, and not later than December 18, 2006, or 120 days prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not earlier than or 150 days prior to such annual meeting and not later than the 10th day following the day on which public announcement of the date of such meeting is first made. Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

A copy of the full text of the provisions of the Company’s Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the proxy statement of the Board for the Annual Meeting must submit such proposals so as to be received by the Company at 1300 Seaport Boulevard, Redwood City, California 94063, on or before December 18, 2006. In addition, if the Company is not notified by December 18, 2006 of a proposal to be brought before the 2007 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

By Order of the Board of Directors

Dr. Harold E. Selick

Chief Executive Officer

Redwood City, California

April 17, 2006

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD OR VOTED.

Appendix A

AUDIT COMMITTEE CHARTER

ADOPTED BY THE BOARD OF DIRECTORS OF

THRESHOLD PHARMACEUTICALS, INC.

Purpose

The purpose of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of Threshold Pharmaceuticals, Inc. (the “Company”) is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The Committee is not responsible, however, for planning or conducting audits, or determining whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

Composition

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall be “independent”, as that term is defined in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Rules and Regulations (the “Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Exchange Act, and shall meet the independence and financial literacy requirements of Nasdaq. At least one member of the Committee shall be an “audit committee financial expert”, as that term is defined in the Regulations, and shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Responsibilities

The Committee is charged by the Board with the responsibility to:

1. Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the Committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders.

2. Ensure the receipt of, and evaluate the written disclosures and the letter that the independent auditor submits to the Committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor, oversee the independence of the independent auditor and, if so determined by the Committee in response to such reports, take appropriate action to address issues raised by such evaluation.

3. Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

4. Instruct the independent auditor and the internal auditor, if any, to advise the Committee if there are any subjects that require special attention.

5. Instruct the independent auditor to report to the Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management.

6. Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; the adequacy of internal financial controls; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the Commission; and the appropriateness of the presentation of any non-GAAP financial measures (as defined in the Regulations) included in any report filed with the Commission or in any public disclosure or release.

7. Review the management letter delivered by the independent auditor in connection with the audit.

8. Following such review and discussions, if so determined by the Committee, recommend to the Board that the annual financial statements be included in the Company’s annual report.

9. Meet quarterly with management and the independent auditor to discuss the quarterly financial statements prior to the filing of the Form 10-Q; provided that this responsibility may be delegated to the chairman of the Committee or a member of the Committee who is a financial expert.

10. Meet at least once each year in separate executive sessions with management, the internal auditor, if any, and the independent auditor to discuss matters that any of them or the Committee believes could significantly affect the financial statements and should be discussed privately.

11. Review significant changes to the Company’s accounting principles and practices proposed by the independent auditor, the internal auditor, if any, or management.

12. Review the scope and results of internal audits, if any.

13. Evaluate the performance of the internal auditor, if any, and, if so determined by the Committee, recommend replacement of the internal auditor.

14. Conduct or authorize such inquiries into matters within the Committee’s scope of responsibility as the Committee deems appropriate.

15. Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

16. At least annually, review and reassess this Charter and, if appropriate, recommend changes to the Board.

17. Prepare the Committee report required by the Regulations to be included in the Company’s annual proxy statement.

18. Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19. Approve, in accordance with Sections 10A(h) and (i) of the Exchange Act and the Regulations, all professional services, to be provided to the Company by its independent auditor, provided that the Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Committee may adopt policies and procedures for the approval of such services which may include delegation of authority to a designated member or members of the Committee to approve such services so long as any such approvals are disclosed to the full Committee at its next scheduled meeting.

20. Review and approve all related party transactions.

Authority

By adopting this Charter, the Board delegates to the Committee full authority in its discretion to:

1. Perform each of the responsibilities of the Committee described above.

2. Appoint a chair of the Committee, unless a chair is designated by the Board.

3. Engage independent counsel and other advisers as the Committee determines necessary to carry out its responsibilities.

4. Cause the officers of the Company to provide such funding as the Committee shall determine to be appropriate for payment of compensation to the Company’s independent auditor and any legal counsel or other advisers engaged by the Committee, and payment of ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

THRESHOLD PHARMACEUTICALS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2006

The undersigned hereby appoints Dr. Harold E. Selick and Ms. Janet I. Swearson or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Threshold Pharmaceuticals, Inc. (the “Company”) to be held on May 25, 2006 at 12:00 p.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

The Board recommends that you vote FOR the proposals listed on the reverse. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. To elect as Class II directors, to hold office until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified, the nominees listed below:

FOR All nominees listed (except as indicated below)

WITHHOLD AUTHORITY to vote (as to all nominees)

FOR AGAINST ABSTAIN

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

01 Mr. William A. Halter

02 Dr. Wilfred E. Jaeger

To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.

Signature Signature Date

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/thld

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.